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                                 EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Kushner-Locke Company:

We consent to incorporation by reference in the registration statement (No. 33-45248) on Form S-8 of The Kushner-Locke Company, the registration statement (No. 33-86768) on Form S-8 of The Kushner-Locke Company and the registration statement (No. 33-82942) on Form S-3 of The Kushner-Locke Company of our report dated December 28, 1995, relating to the consolidated balance sheets of The Kushner-Locke Company and subsidiaries as of September 30, 1995, and 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended September 30, 1995, and the related schedule, which report appears in the September 30, 1995, annual report on Form 10-K of The Kushner-Locke Company.



                                       KPMG PEAT MARWICK LLP

Los Angeles, California
January 12, 1996